Exhibit 99.1

April 3, 2015

Re: SmartStop Self Storage, Inc. Announces Suspension of DRIP

Dear Stockholder,

As we previously reported, the board of directors of SmartStop Self Storage, Inc. (“SmartStop”) acting through the Nominating and Corporate Governance Committee constituting a special committee of the board has been exploring certain strategic alternatives designed to provide a liquidity event for stockholders. At the recommendation of the special committee, on April 2, 2015, our board of directors approved the suspension of SmartStop’s distribution reinvestment plan (“DRIP”).

Distribution Reinvestment Plan

SmartStop’s DRIP is being suspended effective for distributions declared for the month of March 2015, which are payable in April 2015. All stockholders will continue to receive their full distributions, which will now be paid in cash as opposed to additional shares of common stock for DRIP participants.

If you are a stockholder who is not currently enrolled in the DRIP (i.e., you receive monthly cash payment of your distributions), nothing will change.

For those stockholders who are currently enrolled in the DRIP (i.e., you are reinvesting your monthly distribution in additional shares of our common stock pursuant to the DRIP), you will now receive your monthly distributions in cash.

•	A check will be mailed to your address of record currently on file.

•	For IRAs and other qualified accounts, distributions will be paid to the stockholder’s trust company of record.

Thank you for your investment in SmartStop and your continued support as we explore our strategic alternatives.

Sincerely,

H. Michael Schwartz
Chief Executive Officer